EXHIBIT 10.3

                AMENDMENT NO. 7 TO NOTE AGREEMENT


     This Amendment No. 7 to Note Agreement (the "Amendment") is made as of July 22, 1994 by and between PLM International, Inc., a Delaware corporation ("Company"), and Principal Mutual Life Insurance Company ("Purchaser"), and amends that certain Note Agreement dated as of January 15, 1989, as amended by Amendment No.
1 to Note Agreement dated as of May     , 1989, by Amendment No. 2
to Note Agreement dated as of June 1, 1989, by Amendment No. 3 to Note Agreement dated as of August 6, 1990, by Amendment No. 4 to Note Agreement dated as of June 21, 1991, by Amendment No. 5 to Note Agreement dated as of December 16, 1991, and Amendment No. 6 to Note Agreement dated as of October 30, 1992 by and between the Company and the Purchaser (as so amended, the "Note Agreement").

                            RECITALS

     A. The Company and the Purchaser have entered into the Note Agreement and the Company has issued and delivered to Purchasers the Notes (as defined in the Note Agreement).

     B.   The Company and Purchaser now desire to amend the Note
Agreement and the Notes.

     C. As of the date hereof, the Purchaser is the holder of 100% in aggregate principal amount of the Notes.

     D. Subject to the terms and conditions hereinafter set forth, the Company and Purchaser are willing to amend the Note
Agreement and the Notes.

     NOW, THEREFORE, the Company and the Purchaser hereby agree as follows:

          1. Section 5.5. Section 5.5 of the Note Agreement is hereby amended to read in its entirety as follows:

               "5.5. Nature of Business. The Company, its Restricted Subsidiaries and Special
          Subsidiaries will engage only in (i) the business of or a business relating to (a) the ownership, operation, maintenance or leasing of transportation equipment, (b) the financing of transportation equipment and (c) the management of transportation equipment portfolios and (ii) any other business provided that, as a result of engaging in such business, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company, its Restricted Subsidiaries and Special
          Subsidiaries would not be substantially
          changed from the general nature of the
          business engaged in by the Company, its
          Restricted Subsidiaries and Special
          Subsidiaries on the date of this Agreement.
          The Company shall cause no more than 50% of its Equipment (as defined in Section 5.14) determined on the basis of market value to be in any one transportation sector (e.g.
          aircraft, marine vessels, marine containers, storage containers, railcars or trailers).
          Without limiting the foregoing, the Company shall ensure that each category of Equipment listed below shall not exceed the percentages set forth opposite its category (determined on the basis of market value) of the aggregate
          Equipment of the Company:

               Type of Equipment        Maximum Percentage
           Any one item of Equipment         15%
               Marine containers             10%"

     2. Section 5.8(b). Section 5.8(b) is hereby amended to read in its entirety as follows:

               "(b) Directly or indirectly, or through
          any Subsidiary, purchase, redeem or retire any shares of capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock
          (except purchases, redemptions or retirement of up to $3,500,000 in the aggregate of common shares of the Company);"

     3. Section 5.8(c). Section 5.8(c) is hereby amended to read in its entirety as follows:

               "(c) Directly or indirectly, or through
          any Subsidiary, purchase, redeem, retire or make any prepayment (other than mandatory payments) on Subordinated Debt other than: (i) on the Notes; (ii) on the Existing
          Subordinated Notes;"

     4.   Section 5.11.  The second paragraph set forth in Section
5.11 of the Note Agreement is hereby amended to read in its entirety to read as follows:

               "As used in this Sec. 5.11, "Management
          Change" shall mean (i) a Restricted Management
          Change, (ii) a Special Restricted Management
          Change or (iii) the discontinuance of
          employment with the Company for any reason including death or disability of four (4) of any of the five (5) following individuals: J.
          Michael Allgood, Stephen M. Bess, Douglas P.
          Goodrich, Allen V. Hirsch, or Robert N.
          Tidball, provided that in the case of death or disability the Substitute Officer (as defined below) shall replace the individual on the foregoing list the position of whom such Substitute Officer assumes."

     The third paragraph set forth in Section 5.11 of the Note
Agreement is hereby amended to read in its entirety as follows:

               "As used in this Sec. 5.11, the term
          "Restricted Management Change" shall mean (i) the discontinuance of employment with the Company of four (4) of any of the five (5) following individuals: J. Michael Allgood,
          Stephen M. Bess, Allen V. Hirsch, Douglas P.
          Goodrich, or Robert N. Tidball, to positions designated as, and having responsibilities customarily associated with, the respective offices held by such individuals on June 30, 1994 for any reason other than death or disability or (ii) the failure of any four (4) of such individuals for any reason other than death or disability (a) to actively discharge the duties customarily associated with their respective offices, or (b) to actively participate in the management and operations of the Company in substantially equal or greater capacities to those engaged in by such individuals on June 30, 1994."

     5. Section 5.13. Section 5.13 of the Note Agreement is hereby deleted in its entirety. Hereafter Section 5.13 shall be intentionally left blank.

     6. Section 5.14. Section 5.14 of the Note Agreement is hereby amended to read in its entirety as follows:

               "5.14. Equipment Off-Lease. The Company shall not permit as at the end of any two consecutive calendar months the Invoice Price of all Equipment (other than Designated
          Trailers) then Off-lease to exceed twenty percent (20%) of the sum of (A) the Invoice
          Price of all Equipment, plus (B) the amount then on deposit in any Sold Equipment Cash
          Collateral Account. For purposes of this Sec. 5.14 and Exhibit E, "Designated Trailers" means any and all Equipment constituting trailers designated by the Company for use through rental yards for short-term rentals or for rail-car revenue sharing agreements;
          "Invoice Price" means, with respect to any item or items of Equipment, the aggregate manufacturer's or seller's invoice price(s) for such Equipment (including any reasonable costs directly incurred as a result of the acquisition of such Equipment), net of any acquisition or other fees payable (or paid) by the Company (or its predecessor) to FSI or any Affiliate of the Company of FSI; "Off-lease" means not subject to a Lease or subject to a Lease under which the lessee is an Affiliate of the Company, a Subsidiary of the Company or the Company, unless the Equipment subject to such a Lease has been subleased by any such Affiliate, any such Subsidiary or the Company
          (as applicable) to a person that is not an Affiliate of the Company, a Subsidiary of the Company or the Company; "Equipment " means all items of transportation-related equipment acquired, by purchase, lease or otherwise, by the Company or by PLM Rental, Inc. for lease at anytime, and shall include items of equipment legal or record title to which is held by any trustee of a trust in which the Company holds any beneficial interest or by a wholly-owned Subsidiary of the Company organized for the purpose of holding legal or record title to a single marine vessel (a
          "Marine Subsidiary");

          "Sold Equipment Cash Collateral Account" means any cash collateral account maintained for the benefit of any holder of Senior Debt for the purpose of holding proceeds received in connection with the sale of Equipment."


     7. Section 5.18. Section 5.18 of the Note Agreement is hereby amended to reletter certain paragraphs and for such paragraphs to read in their entirety as follows:

               "(k) investment by the Company or a
          Restricted Subsidiary in joint ventures which provided services to or complement the Company's or such Restricted Subsidiary's operating businesses, provided that such investments do not exceed ten percent (10%) of the Borrowing Base at the time any such investment is made;

               (l) Investments listed on Schedule
          5.18(l), provided, however, that only ESOP
          Cash Collateral may be invested pursuant to
          Schedule 5.18(l).  For purposes of this
          Sec. 5.18(l), the term "ESOP Cash Collateral" and all definitions related thereto shall have the meanings given in (a) Amendment No. 1 to Second Amended and Restated Loan Agreement dated as of December 9, 1991, attached hereto in Exhibit "A", (b) Second Amended and
          Restated Loan Agreement dated as of December
          9, 1991, attached hereto in Exhibit "A", (c)
          Second Amended and Restated Security Agreement dated December 9, 1991, and attached hereto a Exhibit "A", as each of such documents listed in (a), (b) and (c) is in effect on December
          16, 1991; provided, however, that any
          references to any documents in such
          definitions for purposes hereof will be to the documents in effect on December 16, 1991, whether or not such documents are subsequently modified, altered, amended, or supplemented;
          and

               (m) Restricted Investments made within
          the limitations of Sec. 5.8"

     8. Section 5.20(f) is hereby amended to read in its entirety as follows:

               "(f) Officers' Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of the chief financial officer of the Company and an executive vice president or the chief executive officer of the Company stating that they have reviewed the provisions of this Agreement and setting forth: (i) the information and computations
          (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of Sec. 5.5 through Sec. 5.14, inclusive, at the end of the period covered by the financial statements then being furnished, and (ii) whether there existed as of the date of such financial statements and whether, to the best of their knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;"

     9. Amendment Fee. In consideration of the Purchaser's agreement to execute and deliver this Amendment, the Company agrees to pay the Purchaser, upon the Company's receipt of a copy of this Amendment executed by the Purchaser a fee in the amount of $200,000, provided however, that this Amendment shall not become effective for any purpose until Purchaser has received said $200,000.

     10. Effectiveness. Subject to, and only after compliance with, the provisions of paragraph 8 hereof, this Amendment and each of its terms shall be effective as of June 30, 1994 and will apply to all periods from and after June 30, 1994.

     11. Express Amendment. Except as specifically provided herein, the Note Agreement shall continue in full force and effect. No provision of this Amendment shall be construed to limit any obligation of the Company under the Note Agreement or any right of the Purchaser under the Note Agreement.

     12. Counterparts. This Amendment may be signed in any number of counterparts with the same effect as if the signatures to each such counterpart were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

     COMPANY:                           PURCHASER:

     PLM INTERNATIONAL, INC.            PRINCIPAL MUTUAL LIFE
                                        INSURANCE COMPANY


     By: /s/ J. Michael Allgood         By: /s/ Jon C. Heiny
     Its:  Vice President & CFO         Its: Counsel



                                        By: /s/ Annette Masterson
                                        Its: Assistant Director
                                             Securities Investment